EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	April 2, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Enters into Securities Purchase Agreement with Aracle SPF I, LLC and Closes on Its First Round of Financing

NAPERVILLE, IL, April 2, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) is pleased to announce that on March 31, 2014, the Company entered into a Securities Purchase Agreement (“SPA”) with Aracle SPF I, LLC (“Aracle”), a New York based fund managed by Aracle Management, LLC.  Under the terms of the agreement, Aracle can purchase common stock of General Employment at price of $0.20 per share with 50% warrant coverage at an exercise price of $0.25, for a maximum 3,000,000 shares and 1,500,000 warrants.  Concurrent with the execution of the SPA the parties conducted an initial closing thereunder, at which Aracle purchased 2,375,000 shares of the Company’s common stock and 1,187,500 warrants for $475,000.

Aracle is a private investment company that seeks to maximize total returns by incorporating event driven capital and opportunistic approaches for investments in nationally and internationally based publicly-traded companies with market capitalization of less than $100M.  .

Andrew Norstrud, Chief Executive Officer of General Employment, commented, “Teaming up with Aracle and closing on our first round of financing gives us the requisite investment capital to support the achievement of our corporate goals and growth initiatives. It gives us the opportunity to finalize the rebuilding of our corporate infrastructure, solidifying our company’s foundation and working towards our continued expansion. We are pleased to have their support as a shareholder, and look forward to wrapping up this chapter and executing on our expansion plans.”

More information on this financing can be found on file with the Securities & Exchange Commission at www.sec.gov.

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.